Exhibit 21
Arcosa, Inc. Active Subsidiaries as of February 28, 2019

Name of Subsidiary	Jurisdiction of Incorporation
Administradora Especializada, S. de R.L. de C.V.	Mexico
Arcosa ACG, Inc.	Delaware
Arcosa Aggregates, Inc.	Delaware
Arcosa Canada Distribution, Inc.	Alberta, Canada
Arcosa Canada ULC	Alberta, Canada
Arcosa Composites, LLC	Delaware
Arcosa Cryogenics, LLC	Delaware
Arcosa EPI, LLC	Delaware
Arcosa Industries de LatinoAmerica S.A.C.	Peru
Arcosa Industries de México, S. de R.L. de C.V.	Mexico
Arcosa Lafayette, LLC	Delaware
Arcosa LaPorte, LLC	Delaware
Arcosa LWB, LLC	Delaware
Arcosa LW BR, LLC	Delaware
Arcosa LWFP, LLC	Delaware
Arcosa LW HPB, LLC	Delaware
Arcosa LW KY, LLC	Delaware
Arcosa LW, LLC	Delaware
Arcosa LWS, LLC	Delaware
Arcosa Marine Leasing, Inc.	Delaware
Arcosa Marine Products, Inc.	Delaware
Arcosa Materials, Inc.	Delaware
Arcosa Mining and Construction Equipment, Inc.	Delaware
Arcosa Shoring Products, Inc.	Delaware
Arcosa Tank, LLC	Delaware
Arcosa Traffic and Lighting Structures, LLC	Delaware
Arcosa Wind Towers, Inc.	Delaware
Art Wilson Co.	Nevada
Asistencia Profesional Corporativa, S. de R.L. de C.V.	Mexico
CEMC Services, LLC	Delaware
Diamond Gypsum, LLC	Delaware
The Gravel Company LLC	Texas
Harrison Gypsum Holdings, LLC	Delaware
Harrison Gypsum LLC	Oklahoma
HG Eagle, LLC	Delaware
Imperial Limestone Company Limited	British Columbia
Inland Marine Equipment LLC	Delaware
Jack Acquisitions, Inc.	Delaware
J.A. Jack & Sons, Inc.	Washington
McConway & Torley, LLC	Delaware
Meyer Utility Structures, LLC	Delaware
North Florida Rock, LLC	Delaware
OFE, S. de R.L. de C.V.	Mexico
POB Exploration, LLC	Delaware
Servicios Corporativos Tatsa, S. de R.L. de C.V.	Mexico
Standard Forged Products, LLC	Delaware
Trinity Industries International Holdings AG	Swiss
Washita Valley Logistics, LLC	Oklahoma
Western Oklahoma Development Group LLC	Oklahoma
Western States Gypsum	Nevada